Exhibit (n)(3)

Consent of Independent Registered Public Accounting Firm

We consent to use in this Registration Statement on Form N-2 of FS Investment Corporation of our report dated February 28, 2014, relating to our audits of the consolidated financial statements and internal control over financial reporting, appearing in the Prospectus, which is a part of this Registration Statement, and of our report dated May 8, 2014, relating to the senior securities table appearing elsewhere in this Registration statement.

We also consent to the reference to our firm under the caption “Experts” in such Prospectus.

/s/ McGladrey LLP

Blue Bell, Pennsylvania

May 8, 2014